Exhibit 99.1

Virtusa Announces Third Quarter Fiscal 2020 Consolidated Financial Results

•	Third quarter fiscal 2020 revenue of $335.1 million increased 2.0% sequentially and 6.5% year-over-year.
•	Third quarter fiscal 2020 GAAP diluted EPS of $0.38. Non-GAAP diluted EPS of $0.78.
•	Third quarter fiscal 2020 GAAP operating income of $30.4 million. Non-GAAP operating income of $40.5 million.
•	Cash provided by operating activities of $50.7 million, representing 15.1% of revenue.

Southborough, MA – (February 6, 2020) Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital strategy, digital engineering and IT services and solutions that help clients change and disrupt markets through innovation engineering, today reported consolidated financial results for the third quarter fiscal 2020, ended December 31, 2019.

Third Quarter Fiscal 2020 Consolidated Financial Results

Revenue for the third quarter of fiscal 2020 was $335.1 million, an increase of 2.0% sequentially and 6.5% year-over-year. On a constant currency basis, (1) third quarter revenue increased 1.4% sequentially and 6.4% year-over-year.

Virtusa reported GAAP income from operations of $30.4 million for the third quarter of fiscal 2020, compared to $19.2 million for the second quarter of fiscal 2020 and $19.3 million for the third quarter of fiscal 2019.

GAAP net income available to common shareholders for the third quarter of fiscal 2020 was $11.6 million, or $0.38 per diluted share, compared to $6.0 million, or $0.20 per diluted share, for the second quarter of fiscal 2020, and $11.5 million, or $0.37 per diluted share, for the third quarter of fiscal 2019.

Non-GAAP Results*

Non-GAAP income from operations was $40.5 million for the third quarter of fiscal 2020, compared with $29.4 million for the second quarter of fiscal 2020 and $32.7 million for the third quarter of fiscal 2019.

Non-GAAP net income was $26.2 million, or $0.78 per diluted share, for the third quarter of fiscal 2020, compared to $18.1 million, or $0.54 per diluted share, for the second quarter of fiscal 2020, and $20.7 million, or $0.61 per diluted share, for the third quarter of fiscal 2019.

*Please refer to the Non-GAAP Financial Information section of this press release for definitions of our Non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Balance Sheet and Cash Flow

The Company ended the third quarter of fiscal 2020 with $237.5 million of cash, cash equivalents and investments (2). Cash provided by operating activities was $50.7 million for the third quarter of fiscal 2020.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Virtusa’s competitive advantages, market position and performance remain strong. Demand for Digital and Cloud Transformation is expanding rapidly across the globe. We will continue to capitalize on this trend and expect to deliver greater than industry growth over the long term. We are winning some of the largest and most strategic Transformation engagements because of our end-to-end digital engineering and deep domain expertise, understanding of emerging technologies, and our commitment to delivery excellence. Together, these form the foundation of our competitive advantage and are largely responsible for our recognition as the Transformation market leader.”

Ranjan Kalia, Chief Financial Officer, said, “In the fiscal third quarter we generated 170 basis points of year-over-year non-GAAP operating margin accretion, non-GAAP EPS above the midpoint of our guidance, and strong operating cash flow. We expect strong 25% non-GAAP EPS growth for the full fiscal year 2020 supported by top-line growth in line with our prior expectations at the midpoint, margin expansion, significant tax benefits, and our share buyback program.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•	Fourth quarter fiscal 2020 revenue is expected to be in the range of $353.4 to $361.4 million. GAAP diluted EPS is expected to be in the range of $0.66 to $0.72. Non-GAAP diluted EPS is expected to be in the range of $0.90 to $0.96.

•	Fiscal year 2020 revenue is expected to be in the range of $1,336 to $1,344 million. GAAP diluted EPS is expected to be in the range of $1.42 to $1.48. Non-GAAP diluted EPS is expected to be in the range of $2.63 to $2.69.

In accordance with US GAAP, Virtusa applies the if-converted method to its convertible preferred shares when reporting its fiscal year 2020 results. The if-converted method is used to calculate the share impact of convertible securities. Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•	Third quarter GAAP and non-GAAP EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a GAAP and non-GAAP basis.

•	Fourth quarter fiscal 2020 GAAP and non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive. Thus, in determining fourth quarter fiscal 2020 GAAP and non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are not deducted from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

•	Fiscal 2020 GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be anti-dilutive. Thus, in determining full fiscal year 2020 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•	Fiscal 2020 non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive. Thus, in determining full fiscal year 2020 non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are not deducted from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

The Company’s fourth quarter and fiscal year 2020 diluted GAAP EPS estimates are based on average share counts of approximately 33.6 million and 30.7 million, respectively. The Company’s fourth quarter and fiscal year 2020 diluted Non-GAAP EPS estimates are based on average share counts of approximately 33.6 million and 33.7 million, respectively. GAAP and Non-GAAP average share counts assume a stock price of $42.20, which was derived from the average closing price of the Company’s stock over the five trading days ended on January 31, 2020.

Conference Call and Webcast

Virtusa will host a conference call today, February 6, 2020 at 5:00 p.m. Eastern Time to discuss the Company’s third quarter fiscal 2020 financial results, current financial guidance, and other corporate developments. To access this call, please dial 844-695-5524 (domestic) or 412-317-5461 (international). A replay of this conference call will be available through February 13, 2020 at 877-344-7529 (domestic) or 412-317-0088 (international). The replay passcode is 10138820. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that help clients change, disrupt, and unlock new value through innovation engineering. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps clients grow their business with innovative products and services that create operational efficiency using digital labor, future-proof operational and IT platforms, and rationalization and modernization of IT applications infrastructure. This is achieved through a unique approach blending deep contextual expertise, empowered agile teams, and measurably better engineering to create holistic solutions that drive business forward at unparalleled velocity enabled by a culture of cooperative disruption.

© 2020 Virtusa Corporation. All rights reserved.

Virtusa is a registered trademark of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•	Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa's revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•	Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•	Virtusa also presents consolidated statements of income (loss) measures that exclude, when applicable, stock-based compensation expense, acquisition related charges, restructuring charges, foreign currency transaction gains and losses, impairment of investments, impairment of long-lived assets, non-recurring third party financing costs, the tax impact of dividends received from foreign subsidiaries, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among periods.

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the three and nine months ended December 31:

	(in thousands, except per share amounts)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
GAAP income from operations	$30,410	$19,285	$63,073	$47,228
Add: Stock-based compensation expense	5,775	7,042	18,285	24,104
Add: Acquisition-related charges and restructuring charges(a)	4,345	6,378	12,741	17,872
Non-GAAP income from operations	$40,530	$32,705	$94,099	$89,204

GAAP operating margin	9.1%	6.1%	6.4%	5.1%
Effect of above adjustments to income from operations	3.0%	4.3%	3.2%	4.6%
Non-GAAP operating margin	12.1%	10.4%	9.6%	9.7%

GAAP net income available to Virtusa common stockholders	$11,633	$11,489	$22,394	$4,523
Add: Stock-based compensation expense	5,775	7,042	18,285	24,104
Add: Acquisition-related charges and restructuring charges(a)	4,345	6,852	13,008	19,279
Add: Impairment of investment(i)	184	885	184	885
Add: Foreign currency transaction losses(b)	3,065	(8,319)	5,300	11,794
Add: Impact from the Tax Act(h)	-	(1,628)	-	(1,628)
Tax adjustments (c)	161	3,370	(4,153)	(6,573)
Noncontrolling interest, net of taxes (d)	(16)	(103)	(44)	76
Non-GAAP net income available to Virtusa common stockholders	$25,147	$19,588	$54,974	$52,460

GAAP diluted earnings per share (f)	$0.38	$0.37	$0.73	$0.15
Effect of stock-based compensation expense (g)	0.17	0.21	0.54	0.72
Effect of acquisition-related charges and restructuring charges(a) (g)	0.13	0.20	0.38	0.57
Effect of impairment of investment(i) (g)	0.01	0.03	-	0.03
Effect of foreign currency transaction losses(b) (g)	0.09	(0.25)	0.16	0.35
Effect of impact from the Tax Act(h) (g)	-	(0.05)	-	(0.05)
Effect of tax adjustments (c) (g)	-	0.10	(0.12)	(0.20)
Effect of noncontrolling interest (d) (g)	-	-	-	-
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	-	-	0.10	0.10
Effect of change in dilutive shares for non-GAAP (f)	-	-	(0.06)	(0.01)
Non-GAAP diluted earnings per share (e) (g)	$0.78	$0.61	$1.73	$1.66

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, transaction-related professional fees,  acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits,  facility exit costs as well as certain professional fees related to restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Amortization of intangible assets	$3,496	$2,860	$10,157	$8,629
Acquisition and integration costs	$849	$3,518	$2,584	$9,243
Acquisition-related charges included in costs of revenue and operating expense	$4,345	$6,378	$12,741	$17,872
Accreted interest related to deferred acquisition payments	$-	$474	$267	$1,407
Total acquisition-related charges and restructuring charges	$4,345	$6,852	$13,008	$19,279

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for U.S. tax purposes and for fiscal year 2020, excluding BEAT tax impact in contemplation of a reorganization of our Indian legal entities. Tax adjustments also assumes application of foreign tax credit benefits in the United States.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris.

(e) Non-GAAP diluted earnings per share is subject to rounding.

(f)  During the three months ended December 31, 2019 and 2018, all of the 3,000,000 shares of Series A Convertible Preferred Stock were included in the calculations of GAAP diluted earnings per share as their effect was dilutive using the if-converted method. During the nine months ended December 31, 2019 and 2018, all of the 3,000,000 shares of Series A Convertible Preferred Stock were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using the if-converted method to calculate the non-GAAP diluted earnings per share for the three and nine months ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Non-GAAP net income available to Virtusa common stockholders	$25,147	$19,588	$54,974	$52,460
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,087	$1,087	$3,262	$3,262
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$26,234	$20,675	$58,236	$55,722

GAAP dilutive weighted average shares outstanding	33,458,231	33,661,728	30,700,269	30,598,114
Add: Incremental dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	-	-	-	-
Add: Incremental effect of Series A Convertible Preferred Stock as converted	-	-	3,000,000	3,000,000
Non-GAAP dilutive weighted average shares outstanding	33,458,231	33,661,728	33,700,269	33,598,114

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(h) Impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”).

(i) Other-than-temporary impairment of available-for-sale securities recognized in earnings.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company's third quarter of fiscal 2020, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended September 30, 2019, rather than the actual exchange rate in effect for the three months ended December 31, 2019. To determine year-over-year revenue change in constant currency for the Company's third quarter of fiscal 2020, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2018, rather than the actual exchange rate in effect for the three months ended December 31, 2019. The average exchange rates for the three months ended December 31, 2018, September 30, 2019, and December 31, 2019 are included in the table below:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended
	December 31, 2018	September 30, 2019	December 31, 2019
GBP	1.28	1.23	1.30
Euro	1.14	1.11	1.11
SEK	0.11	0.10	0.10

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company's overall liquidity. All of the Company's investments are classified as available-for-sale debt securities and equity securities, including the Company's long-term investments, which meet the credit rating and diversification requirements of the Company's investment policy as approved by the Company's audit committee and board of directors.

(3) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management's forecast of financial performance, the share repurchase program, the growth of our business and management's plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: the potential material assessment by the Indian government of certain statutory defined contribution obligations of employees and employers, the potential material assessment by the IRS in connection with a notice of proposed adjustment related to the employment tax treatment of certain payments made to certain Company employees, currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; inability of Virtusa to service the debt incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; the inability to pay cash dividends on the convertible preferred stock in connection with the Orogen convertible preferred stock financing, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa's ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa's ability to expand its business or effectively manage growth; Virtusa's ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa's ability to attract and retain clients and meet their expectations; demand for digital and cloud transformation services; quarterly fluctuations in Virtusa's earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa's ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa's ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa's operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa's senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa's common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa's public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2019	March 31, 2019
Assets:
Cash and cash equivalents	$217,387	$189,676
Short-term investments	20,058	33,138
Accounts receivable, net	149,800	162,396
Unbilled accounts receivable	106,716	113,431
Prepaid expenses	43,845	42,314
Restricted cash	1,735	351
Asset held for sale	8,749	8,978
Other current assets	32,308	29,967
Total current assets	580,598	580,251

Property and equipment, net	108,198	119,865
Operating lease right-of-use assets	50,894	-
Investments accounted for using equity method	1,429	1,446
Long-term investments	10	322
Deferred income taxes	31,136	28,770
Goodwill	276,089	279,543
Intangible assets, net	99,519	92,440
Other long-term assets	38,085	29,836
Total assets	$1,185,958	$1,132,473

Liabilities, Series A Convertible Preferred Stock, Redeemable noncontrolling interest and Stockholders' equity:
Accounts payable	$30,548	$46,471
Accrued employee compensation and benefits	78,524	74,801
Deferred revenue	6,592	6,421
Accrued expenses and other	65,675	70,050
Current portion of long-term debt	14,597	11,407
Operating lease liabilities	11,385	-
Income taxes payable	6,729	4,844
Total current liabilities	214,050	213,994
Deferred income taxes	14,873	15,824
Operating lease liabilities, noncurrent	44,009	-
Long-term debt, less current portion	375,164	351,320
Long-term liabilities	27,281	29,824
Total liabilities	675,377	610,962

Series A Convertible Preferred Stock	107,285	107,161
Redeemable noncontrolling interest	-	23,576

Virtusa stockholders' equity	403,296	390,774
Noncontrolling interest in subsidiaries	-	-
Total stockholders' equity	403,296	390,774
Total liabilities, Series A convertible preferred stock, redeemable noncontrolling interest and stockholders' equity	$1,185,958	$1,132,473

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$335,107	$314,681	$982,632	$920,232
Costs of revenue	236,427	221,461	709,746	654,288
Gross profit	98,680	93,220	272,886	265,944
Total operating expenses	68,270	73,935	209,813	218,716

Income from operations	30,410	19,285	63,073	47,228

Other income (expense):
Interest income	520	634	1,744	1,988
Interest expense	(4,873)	(4,597)	(14,616)	(13,365)
Foreign currency transaction gains (losses), net	(3,065)	8,319	(5,300)	(11,794)
Other, net	209	(444)	1,137	998
Total other income (expense)	(7,209)	3,912	(17,035)	(22,173)

Income before income tax expense	23,201	23,197	46,038	25,055
Income tax expense	10,363	10,400	19,932	15,863
Net income	12,838	12,797	26,106	9,192
Less: net income attributable to noncontrolling interests, net of tax	118	221	450	1,407
Net income available to Virtusa stockholders	12,720	$12,576	$25,656	$7,785
Less: Series A Convertible Preferred Stock dividends and accretion	1,087	1,087	3,262	3,262
Net income available to Virtusa common stockholders	11,633	$11,489	$22,394	$4,523

Basic earnings per share available to Virtusa common stockholders	$0.39	$0.38	$0.75	$0.15
Diluted earnings per share available to Virtusa common stockholders	$0.38	$0.37	$0.73	$0.15
Weighted average number of common shares outstanding:
Basic	29,849,368	29,893,220	30,041,740	29,764,507
Diluted	33,458,231	33,661,728	30,700,269	30,598,114

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Nine Months Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income	$26,106	$9,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,672	21,696
Share-based compensation expense	18,285	24,104
Provision (recovery) for doubtful accounts	26	(549)
Gain on disposal of property and equipment	(403)	(115)
Impairment of investment	184	885
Foreign currency transaction losses, net	5,300	11,794
Amortization of discounts and premiums on investments	(6)	84
Amortization of debt issuance cost	863	819
Deferred income taxes, net	(970)	(6,225)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	19,129	4,780
Prepaid expenses and other current assets	(1,258)	(7,729)
Other long-term assets	(11,239)	(11,702)
Accounts payable	(12,730)	12,014
Accrued employee compensation and benefits	1,011	(9,041)
Accrued expenses and other current liabilities	5,495	13,135
Operating lease liabilities	172	-
Income taxes payable	2,537	2,975
Other long-term liabilities	(1,720)	3,705
Net cash provided by operating activities	74,454	69,822
Cash flows from investing activities:
Proceeds from sale of property and equipment	825	568
Purchase of short-term investments	(34,969)	(84,185)
Proceeds from sale or maturity of short-term investments	47,716	88,204
Payments for asset acquisitions	(9,192)	-
Payment of contingent consideration of asset acquisition	(942)	-
Business acquisition, net of cash acquired	-	(1,919)
Payment of deferred consideration related to business acquisition	(17,500)	-
Purchase of property and equipment	(10,865)	(24,715)
Net cash used in investing activities	(24,927)	(22,047)
Cash flows from financing activities:
Proceeds from exercise of common stock options	427	428
Proceeds from exercise of subsidiary stock options	93	531
Payment of debt issuance costs	(808)	-
Proceeds from revolving credit facility	36,000	32,000
Payment of debt	(9,141)	(9,375)
Repurchase of common stock	(18,680)	-
Payment of other noncontrolling interest	-	(373)
Payments of withholding taxes related to net share settlements of restricted stock	(3,783)	(7,828)
Purchase of redeemable noncontrolling interest related to Polaris	(8,675)	(30,387)
Payment of noncontrolling interest	(12,534)	-
Principal payments on capital lease obligation	(36)	(65)
Payment of contingent consideration related to acquisition	-	(100)
Payment of dividend on Series A Convertible Preferred Stock	(3,138)	(3,138)
Net cash used in financing activities	(20,275)	(18,307)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(131)	(13,530)
Net increase in cash, cash equivalents and restricted cash	29,121	15,938
Cash, cash equivalents and restricted cash, beginning of year	190,113	195,236
Cash, cash equivalents and restricted cash, end of period	219,234	$211,174

Supplemental Non-GAAP Financial Information as of December 31, 2019 and 2018:

Reconciliation from cash, cash equivalents and restricted cash to total cash and cash equivalents, short-term investments and long-term investments:

Cash, cash equivalents and restricted cash, end of period	$219,234	$211,174
Less : Restricted cash	(1,847)	(595)
Total Cash and cash equivalents end of period	217,387	210,579

Short-term investments	20,058	41,641
Long-term investments	10	862
Total short-term and long-term investments, end of period	20,068	42,503

Total cash and cash equivalents, short-term and long-term investments	$237,455	253,082

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	March 31, 2020		March 31, 2020
	Low	High	Low	High
GAAP diluted earnings per share	$0.66	$0.72	$1.42	$1.48

Effect of stock-based compensation expense	0.16	0.16	0.70	0.70
Effect of acquisition-related charges and restructuring charges	0.13	0.13	0.52	0.52
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.16	0.16
Effect of change in dilutive shares for non-GAAP	0.00	0.00	(0.13)	(0.13)
Effect of tax impact from Tax Act	0.00	0.00	0.00	0.00
Effect of tax adjustments	(0.05)	(0.05)	(0.17)	(0.17)
Effect of noncontrolling interest	0.00	0.00	(0.00)	(0.00)
Effect on dividend on Series A Convertible Preferred Stock	0.00	0.00	0.13	0.13
Non-GAAP diluted earnings per share#	$0.90	$0.96	$2.63	$2.69

Weighted average diluted shares outstanding
- GAAP	33.6	33.6	30.7	30.7
- Non-GAAP	33.6	33.6	33.7	33.7

** EPS impact is subject to rounding

# To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

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